Contact	Chris Grandis
	Media Relations Director	Moved on Business Wire
	Corporate	May 25, 2011
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS PRELIMINARY FOURTH QUARTER RESULTS

FALLS CHURCH, Va., May 25 – CSC (NYSE: CSC) today reported preliminary fourth quarter fiscal 2011 revenue of $4.20 billion and fully diluted earnings per share (EPS including discontinued operations) of $1.09 compared to fourth quarter fiscal 2010 revenue of $4.20 billion and EPS of $1.66.

“The preliminary fourth quarter results are in-line with our updated guidance issued on May 2,” said Michael W. Laphen, CSC Chairman, President and Chief Executive Officer. “Although Fiscal Year 2011 was challenging given the NHS uncertainty, the unexpected difficulties in the Nordics and the delays in the Federal budgets, I am pleased with the sequential and year over year revenue growth achieved in our commercial business. Excluding the challenges, our business performed as expected in terms of operating margin and free cash flow.”

The Company also announced preliminary full year revenue of $16.04 billion and EPS (including discontinued operations) of $4.73 compared to fiscal 2010 revenue of $15.92 billion and EPS of $5.28.  The reduction in the Company’s preliminary earnings per share for fiscal 2011 as compared to fiscal 2010 is primarily due to a profit adjustment related to the Company’s contract with National Health Service in the United Kingdom,  net out of period adjustments in the Company’s Managed Services Sector and a higher effective tax rate.

Exhibit A provides a breakdown of the Company’s preliminary 2011 EPS from continuing and discontinued operations with comparisons to its May 2, 2011 guidance.

Preliminary highlights for the quarter and full year include:

•	New business awards of $4.0 billion for the quarter and $14.0 billion for the year.

•	Pre-tax margin of 6.71% for the quarter and 6.03% for the year.
•	Operating margin of 8.04% for the quarter and 7.59% for the year.
•	Operating cash flow of $760 million for the quarter and $1,564 million for the year.
•	Free cash flow of $510 million for the quarter and $620 million for the full year, representing 84% of net income attributable to CSC common shareholders.

Investigation Update; Preliminary Results Subject to Change

As previously disclosed, in fiscal year 2011 the Company initiated an investigation into certain accounting errors in the Company’s Managed Services Sector (MSS), primarily involving accounting irregularities in  the Nordic region.  Initially, the investigation was conducted by Company personnel, but outside Company counsel and forensic accountants retained by such counsel later assisted in the Company’s investigation.  On January 28, 2011, the Company was notified by the Division of Enforcement of the United States Securities and Exchange Commission (SEC) that the SEC had commenced a formal civil investigation relating to these matters, with which the Company is cooperating.  On May 2, 2011, the Audit Committee of the Board of Directors commenced an independent investigation into matters relating to MSS and the Nordic region, matters identified by subpoenas issued by the SEC’s Division of Enforcement and certain other accounting matters identified by the Audit Committee and retained independent counsel to represent CSC on behalf of, and under the exclusive direction of, the Audit Committee in connection with such independent investigation.  Independent counsel has retained forensic accountants to assist their work.  Independent counsel also represents CSC on behalf of, and under the exclusive direction of, the Audit Committee in connection with the investigation by the SEC’s Division of Enforcement.

In addition, the SEC’s Division of Corporation Finance has issued comment letters to the Company requesting additional information regarding its previously disclosed adjustments in connection with the above-referenced accounting errors, the Company’s conclusions regarding such adjustments and the Company’s analysis of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting.  The Company is responding to such comments.

The investigation of the accounting irregularities in the Nordic region is not sufficiently complete so as to allow the Audit Committee and the Company to determine the appropriateness of filing the Company’s financial statements for the year ended April 1, 2011. Consequently, the Company will not be able to file its Form 10-K for the year ended April 1, 2011 before the required filing date of May 31, 2011. The Company currently anticipates that the Form 10-K will be filed on or before June 15, 2011, the prescribed due date according to SEC Rule 12b-25.

Because the Company has not issued its financial statements for the year ended April 1, 2011, all financial results and other financial data described in this press release should be considered preliminary and are subject to change to reflect any necessary additional corrections or adjustments, or changes in accounting estimates, that are identified in connection with these matters.  In addition, the outcomes of the SEC and Audit Committee investigations are uncertain at this time.

The Company is unable to predict the effect, if any, the foregoing matters may have on its business, financial condition or results of operations.

New Business Awards

Across the three lines of business, new business awards for the fourth quarter were $4.0 billion.  North American Public Sector (NPS) contributed approximately $0.9 billion, Business Solutions & Services (BSS) reported $1.1 billion and the Managed Services Sector (MSS) closed $2.0 billion of new business.

For the full year, new business awards of $14.0 billion were comprised of $5.5 billion from NPS, $3.5 billion from BSS, and $5.0 billion from MSS.

Preliminary Revenue by Line of Business

For the quarter, NPS revenue from continuing operations was $1.50 billion (down 4.4% from the fourth quarter last year), MSS revenue was $1.75 billion (an increase of 3.6% from the fourth quarter of last year and 1.4% in constant currency) and BSS revenue from continuing operations was $981 million (up 1.0% from the fourth quarter last year and down 1.4% in constant currency).

For the fiscal year, NPS revenue from continuing operations was $6.00 billion (down 1.5% from last year), MSS revenue was $6.58 billion (an increase of 2.0% from last year and up 2.1% in constant currency) and BSS revenue from continuing operations was $3.57 billion (up 2.5% from last year and 2.7% in constant currency).

Business Outlook

“As I said at our recent investor conference, I am confident in the Company’s future,” continued Laphen. “The industry analysts have recognized our leadership position in the emerging technologies in demand and we will continue to invest in these areas. The Company is financially solid, we’ve realigned our sales engine and infused new talent.  I believe we have a great market position as we head into fiscal year 2012.”

Share Repurchases

During the fourth quarter, the Company used $65 million of cash on hand to purchase approximately 1.4 million shares under the Company’s previously-announced open market share repurchase program.

Guidance

The Company issued fiscal year 2012 guidance as follows:

New Business Awards	~$17 B
Revenue	$16.5 B - $17.0 B
Operating Income Margin	8.75% - 9.25%
Tax Rate	32%
EPS	$4.70 - $4.80
Free Cash Flow as a % of Net Income	> 90%

The above forecast does not reflect any impact from the pending acquisition of iSOFT.

Exhibit A

FY2011	May 2, 2011	Actual	Actual	Actual
	Guidance	Cont Ops	Disc Ops	Total
EPS (diluted)	$4.75	$4.51	$0.22	$4.73

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 5 p.m. EST today. The conference call dial-in number for domestic callers is 800-479-9001. International callers will need to dial +1 719-457-2710. The pass code for all participants is 9399139. The Webcast and presentation slides can be accessed at www.csc.com/investor_relations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, free cash flow and free cash flow as a percentage of net income attributable to CSC common shareholders.  A reconciliation of the adjustments to preliminary GAAP results for this quarter, twelve months and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 91,000 employees and reported revenue of $16.0 billion for the 12 months ended April 1, 2011. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 2, 2010 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 5
Revenues by Segment
 (preliminary and unaudited)

	Quarter Ended
			% of Total Revenue
(Dollars in millions)	April 1, 2011	April 2, 2010 (2)	Fiscal 2011	Fiscal 2010(2)

Business Solutions & Services	$981	$971	23%	23%
Managed Services Sector	1,751	1,690	42	41
Department of Defense	1,122	1,165	27	28
Civil agencies	330	350	8	8
Other(1)	51	57	1	1
North American Public Sector	1,503	1,572	36	37
Corporate & Eliminations	(33)	(32)	(1)	(1)
Total Revenue	$4,202	$4,201	100%	100%

	Twelve Months Ended
			% of Total Revenue
(Dollars in millions)	April 1, 2011	April 2, 2010(2)	Fiscal 2011	Fiscal 2010(2)

Business Solutions & Services	$3,570	$3,483	23%	22%
Managed Services Sector	6,583	6,451	41	41
Department of Defense	4,498	4,502	28	28
Civil agencies	1,300	1,385	8	9
Other(1)	204	208	1	1
North American Public Sector	6,002	6,095	37	38
Corporate & Eliminations	(113)	(108)	(1)	(1)
	$16,042	$15,921	100%	100%

(1)	Other revenues consist of state, local and select foreign government, as well as commercial contracts performed by the North American Public Sector reporting segment (NPS).
(2)
Fiscal 2010 revenues have been recast from  those presented in the fiscal 2010 Form 10-K and related Press Release to reflect discontinued operations of two businesses sold in fiscal 2011 and one sold in fiscal 2010.

CSC-Page 6

Consolidated Statements of Income
(preliminary and unaudited)

	Quarter Ended		Twelve Months Ended
(In millions, except pershare amounts)	April 1, 2011	April 2, (1) 2010	April 1, 2011	April 2, (1) 2010

Revenues	$4,202	$4,201	$16,042	$15,921
Costs of services (excludes depreciation and amortization)	3,386	3,292	12,925	12,618
Selling, general and administrative	235	256	965	981
Depreciation and amortization	276	273	1,073	1,095
Interest expense	41	94	168	252
Interest income	(12)	(7)	(37)	(27)
Other (income) expense	(6)	(5)	(20)	(20)
Total costs and expenses	3,920	3,903	15,074	14,899

Income from continuing operations before taxes	282	298	968	1,022
Taxes on income	120	34	243	192
Income from continuing operations	162	264	725	830
Income from discontinued operations, net of taxes	13	-	34	4
Net income	175	264	759	834
Less: Net income attributable to noncontrolling interest, net of tax	4	5	19	17
Net income attributable to CSC common shareholders	$171	$259	$740	$817

Earnings per common share :
Basic:
Continuing operations	$1.02	$1.69	$4.57	$5.35
Discontinued operations	0.08	-	0.22	0.01
	$1.10	$1.69	$4.79	$5.36
Diluted :
Continuing operations	$1.01	$1.66	$4.51	$5.27
Discontinued operations	0.08	-	0.22	0.01
	$1.09	$1.66	$4.73	$5.28

Cash dividend per common share	$0.20	$-	$0.70	$-

Weighted average common shares outstanding for:
Basic EPS	154.817	153.691	154.488	152.462
Diluted	157.278	156.258	156.605	154.754

(1)
Fiscal 2010 Consolidated Statements of Income has been recast from  those presented in the fiscal 2010 Form 10-K  and related Press Release to reflect discontinued operations of two businesses sold in fiscal 2011 and one sold in fiscal 2010.

CSC-Page 7
Selected Balance Sheet Data
(preliminary and unaudited)

(Dollars in millions)	April 1, 2011	April 2, 2010
Assets
Cash and cash equivalents	$1,837	$2,784
Receivables, net	3,719	3,849
Prepaid expenses and other current assets	2,001	1,789
Total current assets	7,557	8,422

Property and equipment, net	2,496	2,241
Outsourcing contract costs, net	647	642
Software, net	562	511
Goodwill	4,038	3,866
Other assets	820	773
Total assets	$16,120	$16,455

Liabilities
Short-term debt and current maturities of long-term debt	$170	$75
Accounts payable	517	409
Accrued payroll and related costs	817	821
Other accrued expenses	1,291	1,344
Deferred revenue	987	1,189
Income taxes payable and deferred income taxes	396	284
Total current liabilities	4,178	4,122

Long-term debt, net	2,409	3,669
Income tax liabilities and deferred income taxes	511	550
Other long-term liabilities	1,462	1,606

Total equity	7,560	6,508

Total liabilities and equity	$16,120	$16,455

Debt as a percentage of total capitalization	25.4%	36.5%

CSC-Page 8
Consolidated Statement of Cash Flows
(preliminary and unaudited)
	Twelve Months Ended
(Amounts in millions)	April 1, 2011	April 2, 2010
Cash flows from operating activities:
Net income	$759	$834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,140	1,156
Stock based compensation	56	64
Deferred taxes	101	8
Gain on dispositions	(74)	(5)
Provision for losses on accounts receivable	7	23
Excess tax benefit from stock based compensation	(6)	(9)
Unrealized foreign currency exchange gain	(9)	(28)
Impairment losses and contract write-offs	23	23
Cash surrender value in excess of premium paid	(6)	(5)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in receivables	170	70
Increase in prepaid expenses and other current assets	(116)	(153)
Decrease in accounts payable and accruals	(234)	(409)
Decrease in income taxes payable and income tax liability	(45)	(135)
(Decrease) increase in deferred revenue	(204)	207
Other operating activities, net	2	2
Net cash provided by operating activities	1,564	1,643
Cash flows from investing activities:
Purchases of property and equipment	(663)	(578)
Outsourcing contracts	(138)	(176)
Acquisitions, net of cash acquired	(158)	(5)
Business dispositions	119	14
Software purchased or developed	(164)	(173)
Proceeds from sale of property and equipment	105	82
Other investing activities, net	7	46
Net cash used in investing activities	(892)	(790)

Cash flows from financing activities:
Borrowings under lines of credit	105	130
Repayments of borrowings under lines of credit	(1,599)	(137)
Principal payments on long-term debt	(92)	(537)
Proceeds from stock options and other common stock transactions	73	100
Excess tax benefit from stock-based compensation	6	9
Repurchase of common stock and acquisition of treasury stock	(65)	(3)
Dividend payments	(77)	-
Other financing activities, net	(27)	(49)
Net cash used in financing activities	(1,676)	(487)

Effect of exchange rate changes on cash and cash equivalents	57	121

Net (decrease) increase in cash and cash equivalents	(947)	487
Cash and cash equivalents at beginning of year	2,784	2,297
Cash and cash equivalents at end of period	$1,837	$2,784

CSC-Page 9
Non-GAAP Financial Measures
The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing reconciliation between operating income and income from continuing operations before taxes.

GAAP Reconciliations

Operating Income (preliminary and unaudited)	Quarter Ended		Twelve Months Ended
(Amounts in millions)	April 1, 2011	April 2, (1) 2010	April 1, 2011	April 2, (1) 2010

Operating income	$338	$425	$1,217	$1,395
Corporate G&A	(33)	(45)	(138)	(168)
Interest expense	(41)	(94)	(168)	(252)
Interest income	12	7	37	27
Other income (expense)	6	5	20	20
Income from continuing operations before taxes	$282	$298	$968	$1,022

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Twelve Months Ended
(Amounts in millions)	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010

Free cash flow	$510	$951	$620	$811
Net cash used in investing activities	157	276	892	790
Business acquisitions, net of cash acquired	-	-	(158)	(5)
Business dispositions	65	-	119	14
Payment on capital leases and other long-term asset financings	28	10	91	33
Net cash provided by operating activities	$760	$1,237	$1,564	$1,643
Net cash used in investing activities	$(157)	$(276)	$(892)	$(790)
Net cash used in financing activities	$(413)	$(602)	$(1,676)	$(487)

Operating income	$338	$425	$1,217	$1,395
Operating margin	8.04%	10.12%	7.59%	8.76%
Pre-tax margin	6.71%	7.09%	6.03%	6.42%

Note:  Payments on capital leases and other long-term asset financings, and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF). Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income before taxes as a percentage of revenue.

(1)
Fiscal 2010 amounts have been recast from  those presented in  the fiscal 2010 Form 10-K and related Press Release to reflect discontinued operations of two businesses sold in fiscal 2011 and one sold in fiscal 2010.